Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-108448 and 333-110038 on Forms S-3 and Registration Statements Nos. 333-118239, 333-56979, 333-07391, 333-18563, 333-28789, 333-109885 and 333-68052 on Forms S-8 of our report dated March 15, 2005 (July 11, 2005 as to the effect of the discontinued operations described in Notes 2 and 3 and the subsequent events described in Note 24) relating to the financial statements and financial statement schedule of Fisher Scientific International Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets in 2002) appearing in this Current Report on Form 8-K of Fisher Scientific International Inc.

/s/ Deloitte & Touche LLP

New York, New York
July 11, 2005